Exhibit 4.4
PZENA INVESTMENT MANAGEMENT, INC.
CLASS B STOCKHOLDERS’ AGREEMENT
Dated as of October 30, 2007

i

CLASS B STOCKHOLDERS’ AGREEMENT
          This CLASS B STOCKHOLDERS’ AGREEMENT (this “Agreement”) is dated as of October 30, 2007, by and among Pzena Investment Management, Inc., a Delaware corporation (the “Company”), and Class B Stockholders signatory hereto or to the Additional Party Signature Page in the form attached hereto as Annex A. Capitalized terms used herein have their respective meanings set forth in Article IV of this Agreement.
W I T N E S S E T H:
          WHEREAS, the Class B Stockholders Own all the outstanding shares of Class B common stock, par value $0.000001 per share, of the Company (the “Class B Shares”);
          WHEREAS, the Company is the managing member of Pzena Investment Management, LLC, a Delaware limited liability company (“Pzena LLC”), and Owns all the outstanding Class A Units of Pzena LLC;
          WHEREAS, the Class B Stockholders own, in the aggregate, all the outstanding Class B Units of Pzena LLC;
          WHEREAS, the Company and the Class B Stockholders are parties to the Amended and Restated Operating Agreement of Pzena LLC, dated October 30, 2007 (the “Pzena LLC Agreement”); and
          WHEREAS, the Company and the Class B Stockholders desire to make provisions with respect to the voting and Transfer of the Class B Shares and various other affairs of the Company.
          NOW THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions herein contained and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
VOTING OF CLASS B SHARES
          Section 1.1 Preliminary Vote of Class B Stockholders. Before any vote of the stockholders of the Company at a meeting called with respect to any corporate action, a vote (the “Preliminary Vote”) shall be taken of the Class B Stockholders in accordance with procedures established from time to time by the Authorized Committee, upon all such matters upon which such stockholder vote or other action is proposed to be taken, in which each Class B Stockholder shall be permitted to vote the Class B Shares then Owned by such Class B Stockholder in such manner as such Class B Stockholder may determine in his, her or its sole discretion.
          Section 1.2 Voting by Class B Stockholders. (a) At any meeting of the stockholders of the Company called to vote with respect to any corporate action, each Class B Stockholder agrees to vote with respect to all the Class B Shares then Owned by such Class B Stockholder on all such matters in which action is proposed to be taken in accordance with the vote of the majority (or, if no majority is obtained, by plurality) of the Class B Shares present (in person or by proxy) and voting in the Preliminary Vote.
          (b) For purposes of effecting any vote pursuant to this Section 1.2, each Class B Stockholder does hereby irrevocably make, constitute and appoint the Class B Representative, with full power of substitution, as his, her or its true attorney-in-fact and agent, for and in his, her or its name, place and stead, to act as his, her or its proxy to the maximum extent and for the maximum term permitted by law to (i) vote the Class B Shares then Owned by such Class B Stockholder at any meeting of stockholders of the Company in accordance with Section 1.2(a) and (ii) vote the Class B Shares then Owned by such Class B Stockholder in such proxy holder’s discretion upon any other business which is not presented in the notice of such meetings but properly comes before such meetings (for example, adjournment of such meetings), giving and granting to said attorney full power and authority to do and perform each and every act and thing whether necessary or desirable to be done in and about the premises, as fully as he, she or it might or could do if personally present, with full power of substitution, appointment and revocation. The foregoing power of attorney and proxy are coupled with an interest and shall not be revocable or revoked by such Class B Stockholder and shall be binding upon such Class B Stockholder and his, her or its successors and assigns.
ARTICLE II
TRANSFER OF CLASS B SHARES
          Section 2.1 Transfers Generally. Each Class B Stockholder agrees that, in addition to any restrictions imposed by the Charter, the Pzena LLC Agreement and applicable law:
          (a) such Class B Stockholder shall not Transfer any Class B Shares to any Person unless (i) such Class B Stockholder is permitted to Transfer an equal number of Class B Units to such Person pursuant to the terms of the Pzena LLC Agreement, and (ii) such Class B Stockholder concurrently Transfers an equal number of Class B Units to such Person; and
          (b) in the event that such Class B Stockholder Transfers any Class B Units to any Person pursuant to the terms of the Pzena LLC Agreement, such Class B Stockholder shall concurrently Transfer an equal number of Class B Shares to such Person.

          Section 2.2 Compliance with Law and Regulations. Each Class B Stockholder agrees that any Transfer of Class B Shares by such Class B Stockholder shall be in compliance with any of the exchanges or associations or other institutions with which the Company Group has membership or other privileges (including, without limitation, the NYSE), federal and state securities laws, and any applicable law, rule or regulation of the Commission or any other governmental agency having jurisdiction.
          Section 2.3 Legend on Certificates: Entry of Stop Transfer Orders. (a) Each Class B Stockholder agrees that each outstanding certificate representing any Class B Shares that are subject to this Agreement shall bear an endorsement noted conspicuously on each such certificate reading substantially as follows:
     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) THE RESTRICTIONS ON TRANSFER SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PZENA INVESTMENT MANAGEMENT, INC., DATED OCTOBER 30, 2007, AS MAY BE AMENDED FROM TIME TO TIME, AND (2) THE TERMS OF THE CLASS B STOCKHOLDERS’ AGREEMENT, DATED OCTOBER 30, 2007, OF PZENA INVESTMENT MANAGEMENT, INC.
     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE APPLICABLE SECURITIES ACT OF ANY STATE BUT HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION CONTAINED IN SAID ACTS. NO SALE, OFFER TO SELL OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE UNLESS A REGISTRATION STATEMENT UNDER SAID ACTS IS IN EFFECT WITH RESPECT TO THE SECURITIES, OR AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF SUCH ACTS IS THEN IN FACT APPLICABLE.
          (b) Each Class B Stockholder agrees to the entry of stop transfer orders against the transfer of legended certificates representing Class B Shares not in compliance with this Agreement.
          Section 2.4 Certificates to be Held by Company. Each Class B Stockholder agrees that the certificates representing such Class B Stockholder’s Class B Shares shall be issued in the name of a nominee holder to be designated by the Company and shall be held in custody by the Company at its principal office. Subject to Section 2.4(c), the Company shall, upon the request of any such Class B Stockholder or the estate of any such Class B Stockholder, as the case may be, in writing addressed to the Secretary of the Company or any officer designated by the Secretary (which request shall include a representation by such Class B Stockholder or estate thereof that such Class B Stockholder is then permitted to Transfer a specified number of Class B Shares under the provisions of this Agreement), promptly release from custody the certificates representing such specified number of Class B Stockholder’s Class B Shares which are then intended and permitted to be Transferred under the provisions of this Agreement.

          Section 2.5 Transfers in Violation of Agreement Void. Any attempted Transfer of Class B Shares not made in accordance with the provisions of this Agreement shall be void, and the Company shall not register, or cause or permit the registry, of Class B Shares Transferred in violation of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Section 3.1 Representations and Warranties of the Class B Stockholders. Each Class B Stockholder severally represents and warrants to the Company and to each other Class B Stockholder that (a) in the case of a Class B Stockholder who is a natural person, such Class B Stockholder is of sound mind and has full legal capacity to enter into, execute, deliver and perform this Agreement; (b) in the case of a Class B Stockholder who is not a natural person, such Class B Stockholder is duly formed or organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed or organized and is duly authorized to enter into, execute, deliver and perform this Agreement; (c) this Agreement has been duly executed by such Class B Stockholder or his, her or its attorney-in-fact on behalf of such Class B Stockholder and is a valid and binding agreement of such Class B Stockholder, enforceable against such Class B Stockholder in accordance with its terms; (d) the execution, delivery and performance by such Class B Stockholder of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under any agreement to which such Class B Stockholder is a party; and (e) such Class B Stockholder has good and marketable title to the Class B Shares Owned by such Class B Stockholder and Owns such Class B Shares free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind, other than pursuant to this Agreement.
          Section 3.2 Representations and Warranties of the Company. The Company represents and warrants to the Class B Stockholders that (a) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (b) the Company is duly authorized to enter into, execute, deliver and perform this Agreement; (c) this Agreement has been duly executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and (d) the execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach by the Company of or constitute (or with notice or lapse of time or both constitute) a default by the Company under its Certificate of Incorporation or By-Laws, any existing applicable law, rule, regulation, judgment, order, or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company or its property including the requirements of the NYSE, or any agreement or instrument to which the Company is a party or by which the Company or its property may be bound.

ARTICLE IV
DEFINITIONS
          For purposes of this Agreement, the following terms shall have the following meanings:
          “Agreement” has the meaning set forth in the preamble to this Agreement.
          “Authorized Committee” means the Executive Committee referred to in the Pzena LLC Agreement.
          “Business Day” means a day on which the principal national securities exchange on which shares of the Class A Shares are listed or admitted to trading is open for the transaction of business or, if the Class A Shares are not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the Borough of Manhattan, City and State of New York are not authorized or obligated by law or executive order to close.
          “Charter” means the Amended and Restated Charter of the Company, s in effect on the date hereof and as may be amended from time to time in the future.
          “Class A Shares” means share of Class A common stock, par value $0.01 per share, of the Company.
          “Class A Units” has the meaning set forth in the Pzena LLC Agreement.
          “Class B Representative” means Richard S. Pzena, or following Mr. Pzena’s resignation or retirement from the Company and/or Pzena LLC, his incapacity or his death, a Class B Stockholder designated in writing by the Authorized Committee from time to time.
          “Class B Shares” has the meaning set forth in the recitals of this Agreement.
          “Class B Stockholder” means a holder of outstanding Class B Shares, as set forth on the books and records of the Company from time to time.
          “Class B Units” has the meaning set forth in the Pzena LLC Agreement.
          “Commission” means the Securities and Exchange Commission of the United States.
          “Company” has the meaning set forth in the preamble to this Agreement and any successors thereof, whether by operation of law or otherwise.
          “Company Group” means the Company and its Subsidiaries.

          “NYSE” means the New York Stock Exchange, Inc.
          “Own” means to own of record or beneficially, whether directly, through a nominee designated by the Company pursuant to Section 2.4 or through any other Person.
          “Person” means any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, trust, business trust, governmental authority or other entity.
          “Preliminary Vote” has the meaning set forth in Section 1.1.
          “Pzena LLC” has the meaning set forth in the recitals of this Agreement.
          “Pzena LLC Agreement” has the meaning set forth in the recitals of this Agreement.
          “Subsidiary” means a corporation, limited liability company, limited partnerships or other entity of which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, equity interests, contract or otherwise, (i) to elect at least a majority of the members of such entity’s board of directors or other governing body or (ii) in the absence of a governing body, to control the business affairs of such entity.
          “Transfer” means, with respect to any Class B Shares, directly or indirectly, (i) to sell, assign, transfer, pledge (including in margin transactions), convey, distribute, mortgage, encumber, hypothecate or otherwise dispose, whether by gift, for consideration or for no consideration and (ii) to grant any right to vote, whether by proxy, voting agreement, voting trust or otherwise.
ARTICLE V
MISCELLANEOUS
          Section 5.1 Notices. (a) All notices, requests, demands, waivers and other communications to be given by any party hereunder shall be in writing and shall be (i) mailed by first-class, registered or certified mail, postage prepaid, (ii) sent by hand delivery or reputable overnight delivery service or (iii) transmitted by telecopy (provided that a copy is also delivered by hand or sent by reputable overnight delivery service) addressed, in the case of any Class B Stockholder, to such Class B Stockholder at the address set forth on the books and records or the Company, or, in the case of the Company, to Pzena Investment Management, Inc., 120 West 45th Street, 20th Floor, New York, New York 10036, Attention: Secretary, in each case, to such other address as may be specified in writing to the other parties hereto.
          (b) All such notices, requests, demands, waivers and other communications shall be deemed to have been given and received (i) if by personal delivery or telecopy, on the day of such delivery, (ii) if by first-class, registered or certified mail, on the fifth Business Day after the mailing thereof or (iii) if by reputable overnight delivery service, on the day delivered.
          Section 5.2 Term of the Agreement. (a) This Agreement shall become effective on the date hereof and shall terminate on the earlier of (i) the first date on which there is no Class B Stockholder remaining or (ii) the date on which the Authorized Committee and all Class B Stockholders agree to terminate this Agreement. Unless this Agreement is theretofore terminated pursuant to this Section 5.2(a), all Class B Stockholders shall be bound by its terms.
          (b) A Class B Stockholder shall cease to be a party to this Agreement upon the Transfer of all the Class B Shares Owned by such Class B Stockholder to another Person in accordance with the requirements of this Agreement.
          Section 5.3 Amendments; Waivers. (a) This Agreement may be amended or modified, and any provision in this Agreement may be waived, with the consent of the Class B Stockholders that Own, in aggregate, a majority of the Class B Shares Owned by Class B Stockholders who are then bound by the terms of this Agreement (other than an amendment that, in the good faith judgment of the Authorized Committee, is intended to cure any ambiguity or correct or supplement any provisions of this Agreement that may be incomplete or inconsistent with any other provision contained herein, which amendment may be made by the Company), provided, that, without the consent of any Person, a Person who becomes a Class B Stockholder after the date hereof shall execute and deliver an Additional Party Signature Page to this Agreement in the form attached hereto as Annex A to become a party to this Agreement.
          (b) The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the rights at a later time to enforce the same. No waiver by any party of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or the breach of any other term of this Agreement.
          Section 5.4 Adjustment Upon Changes in Capitalization. In the event of any change in the outstanding Class B Shares of the Company by reason of stock dividends, split-ups, recapitalizations, combinations, exchanges of shares and the like, the term “Class B Shares” shall refer to and include the securities received or resulting therefrom and the terms and provisions of this Agreement shall be appropriately adjusted so that each Class B Stockholder will thereafter continue to have and be subject to, to the greatest extent practicable, the same rights and obligations he, she or it had been subject to prior to such change.
          Section 5.5 Disinterested Committee Members to Make Determinations. In the event that any Class B Stockholder breaches its obligations under this Agreement, then the Authorized Committee shall have the exclusive right to make any and all determinations that may be necessary or appropriate under this Agreement, including without limitation, determinations relating to the exercise and enforcement of remedies hereunder. If a Class B Stockholder who is also a member of the Authorized Committee breaches his or her obligations under this Agreement, such Class B Stockholder must refrain from exercising his or her vote at meetings of the Authorized Committee to give effect to this Section 5.5.
          Section 5.6 Severability. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
          Section 5.7 Representatives, Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their respective legatees, legal representatives, successors and assigns; provided that Class B Stockholders may not assign, delegate or otherwise transfer any of their rights or obligations under this Agreement except with the written consent of the Authorized Committee.
          Section 5.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES OR RULES THEREOF).
          Section 5.9 Specific Performance. Each of the parties hereto acknowledges that it will be impossible to measure in money the damage to the Company or the Class B Stockholders if any party hereto fails to comply with the provisions of Article I or II and each party hereto agrees that in the event of any such failure, neither the Company nor any Class B Stockholder will have an adequate remedy at law. Therefore, the Company and each Class B Stockholder, in addition to all of the other remedies which may be available, shall have the right to equitable relief, including, without limitation, the right to enforce specifically the provisions of Articles I and II by obtaining injunctive relief against any violation thereof, or otherwise. All claims for specific performance of one or more provisions of this Agreement shall be resolved exclusively by litigation before a court of competent jurisdiction located in the State of New York.
          Section 5.10 Submission to Jurisdiction; Waiver of Immunity. Each Class B Stockholder, for itself and its successors and assigns, hereby irrevocably waives (a) any objection, and agrees not to assert, as a defense in any legal or equitable action, suit or proceeding against such Class B Stockholder arising out of or relating to this Agreement or any transaction contemplated hereby or the subject matter of any of the foregoing, that (i) it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable before such arbitral body or in said courts, (ii) the venue thereof may not be appropriate and (iii) the internal laws of the State of Delaware do not govern the validity, interpretation or effect of this Agreement, (b) any immunity from jurisdiction to which it might otherwise be entitled in any such arbitration, action, suit or proceeding which may be instituted before any state or federal court in the State of New York in accordance with Section 5.9 and (c) any immunity from the maintaining of an action against it to enforce any judgment for money obtained in any such arbitration, action, suit or proceeding and, to the extent permitted by applicable law, any immunity from execution.
          Section 5.11 Further Assurances. Each Class B Stockholder agrees to execute such additional documents and take such further action as may be requested by the Authorized Committee to effect the provisions of this Agreement.
          Section 5.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute but one and the same instrument.
          Section 5.13 Entire Agreement. This Agreement, including Annex A hereto, contains the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PZENA INVESTMENT MANAGEMENT, INC.

By:	/s/ Richard S. Pzena Name: Richard S. Pzena
Title: Chief Executive Officer

CLASS B STOCKHOLDERS:

/s/ Richard S. Pzena Richard S. Pzena

/s/ Wayne A. Palladino Wayne A. Palladino

/s/ Spencer Chen Spencer Chen

CLASS B STOCKHOLDERS (continued):
JOHN P. GOETZ
WILLIAM L. LIPSEY
A. RAMA KRISHNA
MICHAEL D. PETERSON
KEITH KOMAR
LAWRENCE KOHN
LISA ROTH
EVAN FIRE
JOAN BERGER
CAROLINE CAI
ALLISON FISCH
BRIAN MANN
WILLIAM C. CONNOLLY
COURTNEY HEHRE
MANOJ TANDON
GREGORY MARTIN
TOPALLI MURTI
JAMES M. KREBS
THE RICHARD PZENA DESCENDANTS TRUST, THE AARON PZENA FAMILY TRUST
THE MICHELE PZENA FAMILY TRUST
THE DANIEL PZENA FAMILY TRUST
THE ERIC PZENA FAMILY TRUST
THE RACHEL THERESA GOETZ TRUST
THE CARRIE ESTHER GOETZ TRUST
THE KRISHNA FAMILY TRUST
THE WILLIAM LIPSEY DYNASTY TRUST
THE WILLIAM LIPSEY GRANTOR RETAINED ANNUITY TRUST
THE MICHAEL D. PETERSON GRANTOR RETAINED ANNUITY TRUST
THE SARAH M. PETERSON GRANTOR RETAINED ANNUITY TRUST
CC GRANTOR RETAINED ANNUITY TRUST I
ANTONIO DESPIRITO
ADS III 2007 GRANTOR RETAINED ANNUITY TRUST
BENJAMIN SILVER
BSS GRANTOR RETAINED ANNUITY TRUST
LJK TRUST I
LJK TRUST IV
MILESTONE ASSOCIATES, L.L.C.
PIPING BROOK, LLC

By:	/s/ Richard S. Pzena Name: Richard S. Pzena
Title: Attorney-in-Fact for each of the above-listed Class B Stockholders

By:	/s/ Wayne A. Palladino Name: Wayne A. Palladino
Title: Attorney-in-Fact for each of the above-listed Class B Stockholders

ANNEX A
FORM OF ADDITIONAL PARTY
SIGNATURE PAGE
          THE UNDERSIGNED has caused this Additional Party Signature Page to be duly executed as of the date written below intending to become a party to, and be bound by, the Class B Stockholders’ Agreement, dated as of October 30, 2007, as amended to date, among Pzena Investment Management, Inc. and the Class B Stockholders parties thereto.

Name:

Date: